Exhibit 99.1

Sunrun Reports Second Quarter 2017 Financial Results
Cumulative Deployments Exceeded 1 GW
Net Present Value of $74 million created in Q2 2017, an increase of 56% Year-Over-Year
Net Earning Assets exceeded $1 billion, 29% Year-Over-Year Growth

SAN FRANCISCO, August 7, 2017, Sunrun (Nasdaq: RUN), the nation’s largest dedicated provider of residential solar, storage and energy services, today announced financial results for the second quarter ended June 30, 2017.
Second Quarter 2017 Operating Highlights

•	Total deployments of 76 MW, an increase of 16% year-over-year

•	Net Present Value of $74 million created, an increase of 56% year-over-year

•	Creation Cost per watt improved by 10% year-over-year

•	Cumulative MW deployed of 1,027 MW, an increase of 42% year-over-year

•	Net Earning Assets exceeded $1 billion, reflecting a 29% increase year-over-year
“We are pleased to deliver Q2 results that exceeded our guidance and are proud that our customers have now saved $150 million and represent over 1 GW of clean power resources.” said Lynn Jurich, Sunrun’s chief executive officer. “We continue to innovate and expand, having launched in seven new markets this year while also exploring more ways distributed energy resources can deliver value to consumers and modernize our energy infrastructure.”
Key Operating Metrics
In the second quarter of 2017, MW deployed increased to 76 MW from 65 MW in the second quarter of 2016, a 16% year-over-year increase.
In the second quarter of 2017, MW booked were 88 MW, an increase of 28% from the second quarter of 2016.
Creation Cost per watt was $3.37 in the second quarter of 2017 compared to $3.75 in the second quarter of 2016, an improvement of 10% year-over-year. NPV per watt in the second quarter of 2017 was $1.10 compared to $0.86 in the second quarter of 2016.
NPV created in the second quarter of 2017 was $74 million, a 56% increase from $47 million in the second quarter of 2016. Project Value per watt was $4.47, compared to $4.61 in the second quarter of 2016.
Gross Earning Assets as of June 30, 2017 were $1.9 billion. Net Earning Assets as of June 30, 2017 were $1.1 billion, up $246 million, or 29% from the prior year.
Financing Activities
As of August 7, 2017, our project finance pipeline remains robust, with closed transactions and executed terms sheets that provide us expected tax equity runway into Q2 of 2018 and back-leverage capacity into Q4 of 2017.
Second Quarter 2017 GAAP Results
Operating leases and incentives revenue grew 44% year-over-year to $65.3 million. Solar energy systems and product sales declined 6% year-over-year to $72.5 million. Total revenue grew to $137.8 million in the second quarter of 2017, up $15.3 million, or 12% year-over-year.

Total cost of revenue was $108.1 million, an increase of 8% year-over-year. Total operating expenses were $170.8 million, a decline of 0.1% year-over-year.
Net income available to common stockholders was $25.1 million in the second quarter of 2017, compared to net income available to common stockholders of $12.7 million in the first quarter of 2017.
Diluted net earnings per share available to common shareholders was $0.23 per share.
Guidance for Q3 and Full Year 2017
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q3, we expect to deploy approximately 88 MW, reflecting 15% growth for the first three quarters of 2017 compared to the prior year.
For the full year 2017, we continue to expect to deploy 325 MWs, reflecting 15% year-over-year growth.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2017 results and outlook for its third quarter 2017 at 2:00 p.m. Pacific Time today, August 7, 2017. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #56202038. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #56202038.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBoxTM solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2017	December 31, 2016

Assets
Current assets:
Cash	$211,321	$206,364
Restricted cash	15,672	11,882
Accounts receivable, net	64,030	60,258
State tax credits receivable	—	13,713
Inventories	52,744	67,326
Prepaid expenses and other current assets	12,575	9,802
Total current assets	356,342	369,345
Restricted cash	5,952	6,117
Solar energy systems, net	2,951,260	2,629,366
Property and equipment, net	41,774	48,471
Intangible assets, net	16,397	18,499
Goodwill	87,543	87,543
Prepaid tax asset	—	378,541
Other assets	29,834	34,936
Total assets	$3,489,102	$3,572,818
Liabilities and total equity
Current liabilities:
Accounts payable	$75,336	$66,018
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	13,212	10,654
Accrued expenses and other liabilities	52,961	59,261
Deferred revenue, current portion	70,601	70,849
Deferred grants, current portion	8,363	8,011
Capital lease obligations, current portion	8,525	10,015
Recourse debt, current portion	247,000	—
Long-term non-recourse debt, current portion	18,883	14,153
Lease pass-through financing obligation, current portion	5,869	5,823
Total current liabilities	500,750	244,784
Deferred revenue, net of current portion	578,484	583,401
Deferred grants, net of current portion	222,184	226,893
Capital lease obligations, net of current portion	8,745	12,965
Recourse debt, net of current portion	—	244,000
Long-term non-recourse debt, net of current portion	761,349	639,870
Lease pass-through financing obligation, net of current portion	139,249	137,958
Other liabilities	10,682	5,457
Deferred tax liabilities	54,376	415,397
Total liabilities	2,275,819	2,510,725
Redeemable noncontrolling interests	163,077	137,907
Total stockholders’ equity	721,227	672,961
Noncontrolling interests	328,979	251,225
Total equity	1,050,206	924,186
Total liabilities, redeemable noncontrolling interests and total equity	$3,489,102	$3,572,818

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Operating leases and incentives	$65,337	$45,394	$113,435	$79,934
Solar energy systems and product sales	72,511	77,144	128,530	141,347
Total revenue	137,848	122,538	241,965	221,281
Operating expenses:
Cost of operating leases and incentives	47,114	38,608	91,450	76,708
Cost of solar energy systems and product sales	60,938	61,600	110,369	119,112
Sales and marketing	32,784	43,716	64,460	86,904
Research and development	3,710	2,373	6,706	4,836
General and administrative	25,230	23,614	49,851	46,862
Amortization of intangible assets	1,051	1,051	2,102	2,103
Total operating expenses	170,827	170,962	324,938	336,525
Loss from operations	(32,979)	(48,424)	(82,973)	(115,244)
Interest expense, net	16,602	13,063	31,879	24,578
Other expenses (income), net	208	30	683	(502)
Loss before income taxes	(49,789)	(61,517)	(115,535)	(139,320)
Income tax expense	15,453	3,210	22,791	3,210
Net loss	(65,242)	(64,727)	(138,326)	(142,530)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(90,364)	(97,370)	(176,175)	(188,307)
Net income available to common stockholders	$25,122	$32,643	$37,849	$45,777
Net income per share available to common stockholders
Basic	$0.24	$0.32	$0.36	$0.45
Diluted	$0.23	$0.31	$0.35	$0.44
Weighted average shares used to compute net income per share available to common stockholders
Basic	105,093	101,969	104,568	101,621
Diluted	107,347	104,768	106,911	104,494

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating activities:
Net loss	$(65,242)	$(64,727)	$(138,326)	$(142,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	33,572	24,968	65,282	46,564
Deferred income taxes	15,451	3,210	22,788	3,210
Stock-based compensation expense	5,515	4,838	11,389	8,647
Noncash interest expense	3,550	1,833	9,481	5,335
Interest on lease pass-through financing obligations	2,988	3,017	5,949	6,019
Reduction in lease pass-through financing obligations	(4,616)	(5,255)	(9,162)	(9,491)
Other noncash losses and expenses	1,692	1,267	4,590	2,924
Changes in operating assets and liabilities:
Accounts receivable	(10,577)	289	(4,215)	3,884
Inventories	6,859	6,475	14,582	(16,839)
Prepaid and other assets	(1,413)	1,595	(2,854)	(2,760)
Accounts payable	6,993	214	2,636	(9,889)
Accrued expenses and other liabilities	4,162	3,535	(11,283)	3,218
Deferred revenue	(3,284)	(2,277)	(4,314)	3,295
Net cash used in operating activities	(4,350)	(21,018)	(33,457)	(98,413)
Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(188,577)	(167,843)	(356,726)	(332,472)
Purchases of property and equipment	(1,854)	(3,185)	(4,464)	(8,208)
Business acquisition, net of cash acquired	—	(5,000)	—	(5,000)
Net cash used in investing activities	(190,431)	(176,028)	(361,190)	(345,680)
Financing activities:
Proceeds from state tax credits, net of recapture	(217)	(79)	13,171	9,123
Proceeds from issuance of recourse debt	34,000	116,400	91,400	257,400
Repayment of recourse debt	(34,400)	(65,000)	(88,400)	(212,000)
Proceeds from issuance of non-recourse debt	161,300	83,346	199,525	189,746
Repayment of non-recourse debt	(79,926)	(14,383)	(84,830)	(16,543)
Payment of debt fees	(4,955)	(2,908)	(4,955)	(12,277)
Proceeds from lease pass-through financing obligations	1,614	3,059	3,062	12,805
Contributions received from noncontrolling interests and redeemable noncontrolling interests	140,980	84,677	303,545	239,621
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(11,748)	(8,271)	(24,635)	(18,257)
(Payments) proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	642	3,164	(425)	3,616
Offering costs paid related to initial public offering	—	—	—	(437)
Payment of capital lease obligations	(2,513)	(3,301)	(5,262)	(6,416)
Change in restricted cash	(2,466)	(751)	(2,592)	1,068
Net cash provided by financing activities	202,311	195,953	399,604	447,449

Net change in cash	7,530	(1,093)	4,957	3,356
Cash, beginning of period	203,791	208,313	206,364	203,864
Cash, end of period	$211,321	$207,220	$211,321	$207,220

Key Operating Metrics and Financial Metrics

	Three Months Ended June 30,
	2017	2016
MW Booked (during the period)(1)	88	69
MW Deployed (during the period)	76	65
Cumulative MW Deployed (end of period)	1,027	721
Gross Earning Assets under Energy Contract (end of period)(in millions)(2)	$1,229	$992
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$665	$507
Gross Earning Assets (end of period)(in millions)	$1,894	$1,499
Net Earning Assets (end of period)(in millions)(2)	$1,089	$843

	Three Months Ended June 30,
	2017	2016
Project Value, Contracted Portion (per watt)	$3.89	$4.03
Project Value, Renewal Portion (per watt)	$0.58	$0.58
Total Project Value (per watt)	$4.47	$4.61
Creation Cost (per watt)(3)	$3.37	$3.75
Unlevered NPV (per watt)(2)	$1.10	$0.86
NPV (in millions)(2)	$74	$47

(1)
The presentation of MW Booked for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Annual Report on Form 10-K filed with the SEC on March 8, 2017.

(2)	Numbers may not sum due to rounding.

(3)
The presentation of Creation Cost for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Fourth Quarter 2016 earnings presentation available on our investor relations website.

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represents the net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our cash equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to lease pass-through investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.
Gross Earning Assets Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Booked represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to an executed Customer Agreement, for which we have confirmation that the systems have reached NTP, net of cancellations.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and Lease Pass-Through Financing Obligation, as of the same measurement date. Because estimated cash distributions to our cash equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:
Patrick Jobin

Vice President, Finance & Investor Relations
Investors@sunrun.com
(415) 638-4007